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                                                                   EXHIBIT 10.22


                        SCHEDULE TO FORM OF PUT AGREEMENT

     The form of the Put Agreement is used for Put Agreements which Miami Cruiseline Services Holdings II B.V. has entered into with the following parties:

                                                     REPURCHASE AMOUNT
            NAME                               FOR ALL OF THE SUBJECT STOCK


American Home Assurance Company                      $  1,603,849.33

New York Life Insurance Company                      $  1,603,849.34

The Norwestern Mutual Life Insurance                 $  1,603,849.33
   Company


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                   MIAMI CRUISELINE SERVICES HOLDINGS II B.V.
                                ONE BOSTON PLACE
                              BOSTON, MA 02108-4401



                               September 17, 1998





     Re: Put Agreement regarding Common Stock of Miami Cruiseline Services Holdings I B.V.

Ladies and Gentlemen:

     This Agreement is made in connection with the issuance by Miami Cruiseline Services Holdings II B.V., a besloten vennootschap met beprekte aansprakelijkheid (private company with limited liability) (the "Company") of its Senior Subordinated Notes due 2006 (the "Notes") pursuant to a Debt Securities Purchase Agreement dated September 17, 1998 by and between the Company, as issuer of the Notes, and (together with its successors and permitted assigns, the "Holder"), as Purchaser of a portion of the Notes. The rights and obligations of the Company and the Purchasers with respect to the Notes are governed by a Note Agreement dated September 17, 1998 (the "Note Agreement") between the Company and the Holder, The Northwestern Mutual Life Insurance Company and American Home Assurance Company. As part of the inducement to the Holder to purchase the Notes, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company agrees that:

1. On the date hereof (the "Closing Date"), the Holder acquired from the Company's corporate parent, Miami Cruiseline Services Holdings I B.V., a besloten vennootschap met beprekte aansprakelijkheid (private company with limited liability) (the "Parent") 3,333 shares of its Common Stock (the "Parent Stock"). The Parent Stock so acquired by the Holder on the Closing Date, together with any securities issued in respect of such Parent Stock (whether by stock split, stock dividend, reclassification or in connection with a corporate reorganization or otherwise), is referred to herein as the "Subject Stock".

2. In consideration of the Holder's agreement to purchase the Notes, the Company has agreed to enter into this Agreement and hereby agrees that the Holder may, by exercising the Put Right provided by this Agreement, require the Company to purchase all or any portion of the Subject Stock for a purchase price (the "Purchase Price") equal (x) if all of the Subject Stock
     is required to be purchased, to U.S. $              and

                                       -2-

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     (y) if only a portion of the Subject Stock is required to be purchased, to a like percentage of such amount.

3. This Put Right is exercisable at any time prior to its expiry by the Holder's delivery of a written notice to the Company (a "Put Notice"); provided, that the Put Right shall be deemed to have been exercised without the need for delivery of a Put Notice upon the occurrence of an Insolvency Event described in clause (b) of the definition thereof.

     The term "Insolvency Event" shall mean (a) the acceleration of indebtedness of the Company in an aggregate principal amount equal to or greater than U.S. $8 million or (b) any of the events described in Annex I hereto.

4. The Purchase Price shall be payable in cash, in U.S. dollars, provided that, at the Company's option, all or a portion of the Purchase Price may be paid by the issuance of a note of the Company in a principal amount equal to the portion of the Purchase Price represented by such note. Any such note shall be payable in U.S. dollars; shall be subordinated to the Company's guarantee obligations with respect to its Subsidiary's bank indebtedness on substantially the same terms as the Notes; shall be pari passu with other indebtedness of the Company (other than the Company's guarantee of its Subsidiary's bank indebtedness) and shall not be senior to the indebtedness represented by the Viad Note (as defined in the Note Agreement); shall be prepayable without premium; shall bear interest at 15% per annum (or 17% per annum on any overdue payment), calculated on the basis of twelve 30-day months, compounded semi-annually, such interest to be payable upon maturity or acceleration; and shall mature September 17, 2006 (subject to acceleration upon an Insolvency Event).

5. If not earlier exercised, the Put Right provided under this Agreement will expire on the earlier of (i) September 15, 2006 or (ii) the consummation of a Liquidity Event (as defined below); provided, that the Put Right shall be exercisable in connection with a Liquidity Event until the conclusion of the notice period related to such event referenced in paragraph 6.

     The term "Liquidity Event" is defined in Annex II hereto.

6. The Company shall provide prompt written notice to the Holder of the occurrence of an Insolvency Event or a Liquidity Event (provided that such notice shall be given at least 20 days prior to the occurrence of any Liquidity Event which is precipitated by action by the Company or by the Parent). A Put Notice delivered in connection with a Liquidity Event may be delivered to the Company within 20 days following delivery of the Put Notice of such event.

7. The rights and obligations represented by this Agreement shall bind and inure to the parties' successors and assigns; provided that the Holder's rights under this Agreement shall only be assignable to, and in connection with, a transfer of its Subject Stock which is permitted under the shareholders agreement dated as of the date hereof among the shareholders of the Parent Stock (as amended and in effect from time to time).

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8.   Notices hereunder shall be in writing and shall be delivered by either (i)
     delivery by a recognized national (U.S.A.) courier service or (ii) by facsimile transmission (confirmed by delivery by a recognized national courier service sent, to be delivered the following business day, on the day of sending of such facsimile transmission).

     Notices to the Company shall be delivered to: Miami Cruiseline Services Holdings II B.V., c/o Berkshire Partners LLC, One Boston Place, Boston, MA 02108-4401, Attn: Bradley M. Bloom.

     Notices to the Holder shall be delivered to the attention of .

     Notices addressed and delivered as herein provided shall be deemed to be received when actually delivered to the address of the addressee (whether or not delivery is accepted) or received by the telecopy machine of the recipient. Any communication not so addressed and delivered shall be ineffective.

9. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the Netherlands without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.



                  [Remainder of page left intentionally blank]













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                                         Very truly yours,

                                         MIAMI CRUISELINE SERVICES HOLDINGS II
                                         B.V.

                                         By
                                            ----------------------------
                                            Title:


Accepted and Agreed:





By
   -------------------------------
    Title:

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ANNEX I


(E)  INSOLVENCY --

     (I)  INVOLUNTARY BANKRUPTCY PROCEEDINGS --

          (A) a receiver, liquidator, custodian, curator or trustee of the Company, or of all or any substantial part of its Property, is appointed by court order and such order remains in effect for more than sixty (60) days; or an order for relief is entered with respect to the Company, or the Company is adjudicated a bankrupt or insolvent;

          (B) all or any substantial part of the Property of the Company is sequestered by court order and such order remains in effect for more than sixty (60) days; or

          (C) a proceeding for a faillisement is filed against the Company, or a petition is filed against the Company under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and, in any case, is not dismissed within sixty (60) days after such filing;

          (ii) VOLUNTARY PETITIONS -- the Company commences a proceeding for a faillisement or surseance van betaling or otherwise files a petition in voluntary bankruptcy or seeks relief under any provision of any bankruptcy, reorganization, arrangement, moratorium, suspension of payments, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any petition against it under any such law; or

          (iii) ASSIGNMENTS FOR BENEFIT OF CREDITORS, ETC. -- the Company makes an assignment for the benefit of its creditors, or admits in writing its inability, or fails, to pay its debts generally as they become due, or consents to the appointment of a receiver, liquidator, curator or trustee of the Company or of all or a substantial part of its Property;

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ANNEX II

LIQUIDITY EVENT - means either:

          (a) a distribution in a bona fide public offering of at least twenty-five percent (25%) (by number of shares, assuming that all options, warrants or other rights to acquire the Parent Stock ("Rights") have been exercised or converted into Parent Stock, whether or not such Rights are then currently exercisable or convertible) of the Parent (or, in the case of a public offering in the United States, of American Depositary Shares representing such shares of Parent Stock), resulting in gross proceeds to the Parent of not less than Twenty-Five Million Dollars ($25,000,000) (or an equivalent amount in guilders) and, as a result of which offering and any other related transactions, either:

               (i) the Parent Stock or such American Depositary Shares become registered under section 12(b) or 12(g) of the Exchange Act, or are exempt from registration under section 12(g) thereof solely as a result of the operation of Rule 12g3-2 under the Exchange Act; or

               (ii) the Parent converts to, or otherwise becomes, a naamloze vennootschap (public corporation with limited liability) and the Parent Stock becomes listed on a designated offshore securities market (as such term is defined in Rule 902(a) under the Securities Act); or

               (iii) a Change in Control (as defined in the Note Agreement) shall occur;

          (b) all of the Parent Stock and any remaining Rights of the Parent are sold to a third party which is not an Affiliate (as defined in the Note Agreement) in an arm's length transaction; or

          (c) either the Parent transfers all or substantially all of the Property of the Company and its Subsidiaries or shall merge with or into or consolidate or amalgamate with any other Person, as a result of which all holders of the Parent Stock receive, in lieu of or in exchange for such Parent Stock, securities of any Person other than the Parent or an Affiliate, cash or other Property.



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